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                                                                    EXHIBIT 99.1


Speedway Motorsports Initiates Annual Dividend Policy And Declares $0.30 Cash Dividend

       CONCORD, N.C., Oct. 7 /PRNewswire-FirstCall/ --
Speedway Motorsports, Inc. (NYSE: TRK) today announced the introduction of a cash dividend policy with an initial annual dividend of $0.30 per share of common stock.

       The annual dividend will be payable on Nov. 14, 2002 to shareholders of record as of Oct. 31, 2002.

       The Board of Directors of the motorsports entertainment company unanimously decided to implement the dividend policy after reviewing the market for the Company's stock, current business conditions, and future prospects of the Company.

       "Speedway Motorsports has grown steadily during the past seven years," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports (SMI). "With more than one-third of our revenues coming from long-term contractual commitments, the predictability of our business has increased. We believe we can add significant value and provide excellent returns for our stockholders by issuing an annual dividend." "Our balance sheet has strengthened over the past 24 months as we have prudently managed our cash, redeemed our convertible securities and decreased our other debt," explained William R. Brooks, chief financial officer of SMI. "Our cash flows from operations exceed anticipated capital expenditures and debt service. The total amount of the dividend should approximate $12.7 million."

       Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandise services through its SMI Properties subsidiary and manufactures and distributes smaller-scale, modified race cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to more than 750 stations nationwide. For more information visit the Company's Website at http://www.gospeedway.com.

       This news release contains forward-looking statements, particularly statements with regard to the predictability and sufficiency of the Company's future cash flows and operating results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of weather surrounding NASCAR, IRL, NHRA and other racing events, the success of expense reduction efforts, litigation, insurance, and economic conditions. These factors and other factors, including those contained in
Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated

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forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.



SOURCE: Speedway Motorsports, Inc.



Web site: http://www.gospeedway.com



CONTACT: Lauri Wilks or Sarah Ackerman of Speedway Motorsports, Inc.,
 +1-704-455-3239

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